SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

2007 Executive Incentive Plan

On January 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Cytyc Corporation (the “Company”) approved the 2007 Executive Incentive Plan (the “2007 Plan”). The objectives of the 2007 Plan include, among other things, rewarding the Company’s executives (defined in the 2007 Plan as having the title of vice president and above) for the creation of shareholder value and determining incentive payments based on the achievement of corporate and individual performance goals.

The 2007 Plan is designed to provide variable incentive payments based on (1) the Company’s financial performance based on revenues and profits before interest and taxes, (2) the executive’s individual performance compared to predetermined performance objectives (the individual performance objectives of Patrick J. Sullivan, the Company’s Chief Executive Officer, are the Company’s goals) and (3) the Company’s achievement of certain predetermined operational goals. The incentive payments are awarded on an annual basis and are typically paid in cash after the end of the fiscal year. The maximum incentive payment under the 2007 Plan is 155% of the executive’s base salary for 2007, consisting of (1) a maximum of 125% of base salary based on the Company’s financial performance, (2) a maximum of 20% of base salary based on individual performance and (3) a maximum of 10% of base salary based on the Company’s achievement of certain predetermined operational goals.

Eligibility for and the amount and type of incentive payments under the 2007 Plan are solely at the discretion of the Committee and the Board of Directors and are not guaranteed under any circumstances. The Committee, in its discretion, may award a bonus greater than the maximum payout amount under the 2007 Plan. The incentive awards are structured to comply with Section 162(m) of the Internal Revenue Code of 1986. Before any incentive payment is made to an executive (other than the Chief Executive Officer) under the 2007 Plan, the Chief Executive Officer must determine that the executive has delivered competent personal performance in his or her functional role throughout the year, has adhered to applicable departmental budgets and has met his or her individual objectives.

2007 Long-Term Incentive Plan

On January 23, 2007, the Committee also approved the 2007 Long-Term Incentive Plan (the “2007 LTI Plan”). The 2007 LTI Plan is designed to provide equity-based incentive payment to the Company’s executives (those with the title of vice president and above). Under this plan, executives are eligible to receive stock options in numbers determined by the Committee. Executives are also eligible to earn performance shares (“EPS performance shares”). The initial grant of performance shares will be earned based upon annual earnings per share goals over a three-year period beginning in 2007. A participant may also earn, over the course of three years, a total number of shares ranging from 0% to 175% of the number of shares equal to his or her initial grant of EPS performance shares, which range is based on the actual achievement of the predetermined earnings per share goals. Provided annual earnings per share goals are achieved, one-third of the initial grant of EPS performance shares will be earned as of 2007, 2008 and 2009, and will be vested in 2010, subject to the executive’s continued employment through the third anniversary of the grant date. Upon granting of the EPS performance shares to the executive officers, additional information regarding share amounts and other terms will be reported.

2006 Incentive Payments to Named Executive Officers

On January 23, 2007, the Committee approved incentive payments under the 2006 Executive Incentive Plan and the formula described therein. The following table sets forth the 2006 incentive payments awarded to each of the executive officers of the Company:

Named Executive Officer	2006 Incentive Payment
Patrick J. Sullivan Chairman, Chief Executive Officer and President	$725,000
Daniel J. Levangie President, Surgical Products Division and Executive Vice President, Cytyc Corporation	$350,000
Timothy M. Adams Senior Vice President, Chief Financial Officer and Treasurer	$225,000
David P. Harding President, Cytyc International and Senior Vice President, Cytyc Corporation	$190,000
Stuart A. Kingsley President, Diagnostics Division and Senior Vice President, Cytyc Corporation	$80,000
John P. McDonough President, Cytyc Development Corporation and Senior Vice President, Cytyc Corporation	$215,000
A. Suzanne Meszner-Eltrich Senior Vice President, General Counsel and Secretary	$275,000
Ellen M. Sheets, M.D. Senior Vice President, Chief Medical Officer	$205,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: January 29, 2007